Exhibit 10.59

SEPARATION AGREEMENT AND RELEASE

THIS IS A SEPARATION AGREEMENT AND RELEASE between Christopher J. Aitken (“Employee”) and LECG Corporation and its wholly-owned subsidiary LECG, LLC (collectively, “Company”) (hereinafter referred to as “Agreement”).

Background.  Employee was previously employed by Company as the Executive Vice President and Head of Corporate Development.  The parties have agreed upon an exchange of consideration by which all matters pertaining to Employee’s employment and termination of employment have been fully and finally resolved, the terms of which are set forth below.

THEREFORE, in consideration of the mutual promises set forth below, and intending to be legally bound, the Company and the Employee agree that:

1.                                      Employment Termination.  Employee’s last day of work as a regular employee will be February 13, 2009, on which date Employee’s employment as a regular employee with the Company will be terminated.  The Company will pay Employee all earned compensation through that date, including any accrued and unused vacation and personal days, and will reimburse Employee for all approved but previously unreimbursed business expenses immediately upon the termination of Employee’s employment.  Employee will return all keys, passes, credit cards, and other Company property, including all documents, disks and other records which pertain to the business and affairs of the Company on or before Employee’s last day of work.

2.                                      Separation Consideration.  As consideration of the agreements of Employee hereunder, the Company and Employee have agreed that Company will pay Employee a severance payment in the amount of Three Hundred Thousand Dollars ($312,500), less all applicable withholdings, payable within five (5) days after the Effective Date.  The Effective Date of this Agreement shall be the date it is signed by Employee.

3.                                      Benefit Coverage.  Employee’s health coverage under the Company’s group health plan will cease as of February 28, 2009.  Thereafter, the Company will pay Employee’s and Employee’s qualified dependents’ health coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”) between March 1, 2009 and February 28, 2010 so long as the Employee elects to continue coverage under COBRA and this Agreement has not been revoked.  Employee will be financially responsible for continuing Consolidated Omnibus Reconciliation (“COBRA”) coverage for Employee and Employee’s qualifying dependents, if so elected, beginning March 1, 2010.

4.                                      Affiliate Status.  Provided Employee enters into an exclusive Affiliate Agreement with Company on or before March 1, 2009, and remains an exclusive Affiliate for at least six (6) consecutive months, in the event of a Change of Control, if and only if such Change of Control closes on or before August 31, 2009, Employee shall receive an additional payment of Three Hundred Thousand Dollars ($300,000).  For purposes of this Agreement, “Change of Control” shall be defined as the occurrence of any one or more of the following events:

i.                                          sale of all or substantially all of the assets of LECG Corporation (“LECG”) to one or more individuals, entities, or groups (other than an “Excluded Owner” as defined below);

ii.                                       a person, entity, or group (other than an Excluded Owner) acquires or attains ownership of at least 51% of the undiluted total voting power of LECG’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”); or

iii.                                    completion of a merger or consolidation of LECG with or into any other entity (other than an Excluded Owner) unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 51% of the combined voting power of the then outstanding voting securities of either LECG or the other surviving entity or its ultimate parent.

(An “Excluded Owner” consists of LECG, the Company, any entity owned, directly or indirectly, at least 50% by LECG or the Company, any entity that, directly or indirectly, owns at least 50% of LECG or the Company, any Company benefit plan, and any underwriter temporarily holding securities for an offering of such securities.)

5.                                      Employee Representations.  Employee makes the following representations, each of which is a condition of the Company entering into this Agreement:

a)                                      That the payments the Company has agreed to provide herein include payments to which Employee would not be entitled were it not for this Agreement.

b)                                     That Employee has been given a reasonable period of time (not to exceed 10 days) to consider whether or not to sign this Agreement, and/or acknowledges that Employee has been advised of Employee’s right to that 10-day period and has voluntarily waived it, and that Employee has not been pressured to sign this Agreement in a shorter period of time.

c)                                      That no promises or representations except those contained in this Agreement have been made to the Employee in connection with the termination of Employee’s employment.

d)                                     That Employee understands that this Agreement and release does not cancel or otherwise diminish any post-employment obligations under any employment agreement with the Company (or any predecessor or affiliate of the Company) to which the Employee is a party, including, but not limited to, obligations relating to confidentiality or the use of confidential information of the Company, disclosure and ownership of intellectual property, non-competition and non-solicitation of customers or employees.

e)                                      That Employee has read and understands each and every provision in this Agreement and has been advised to consult with an attorney in connection with Employee’s consideration of this Agreement, and that Employee is entering into this Agreement voluntarily and of Employee’s own free will.

f)                                        That Employee has not filed any complaints against the Company in any court, nor any charges with any governmental agency before signing this Agreement.

6.                                      No Admission of Liability.  Employee understands that the Company is not offering this Agreement because it believes that the Employee has any valid legal claim against the Company.  Employee agrees and understands that nothing in the Agreement, or the offering of this Agreement, shall constitute or be construed as an admission of liability, wrongdoing or violation of any law on the part of the Company.

7.                                      General Release by the Employee.  Employee hereby fully and forever releases and discharges the Company, its benefit plans, officers, directors, employees, agents, members, affiliates, parent entities, subsidiary entities, successors and assigns (“Released Party” or “Released Parties”) from any and all liability for claims, causes of action and obligations of every nature whatsoever, including, without limitation, claims of negligence, breach of contract, wrongful discharge, intentional torts, defamation, and violation of federal, state or local laws, among which are laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age, disability and other protected traits, such as the Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and/or the California Fair Employment and Housing Act.  This Release covers claims, known or unknown, which are based upon any act, event or failure to act which occurred before the date on which this Agreement is signed and becomes effective, except claims for vested pension benefits or other claims which cannot, as a matter of law, be released.

Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, or any analogous state or federal law, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the Employee does not know or suspect to exist at the time this agreement is signed, and that this Agreement contemplates the extinguishment of any such claim or claims.

8.                                      Non-Disparagement.  Employee agrees that Employee will not make any disparaging statements to any current, former or potential customers, contractors, vendors or employees of the Company, to any media or to any other person about the Company or other Released Party. A disparaging statement is any confidential information or false or misleading communication that, if publicized, would cause, or tend to cause, the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the person or entity to whom the communication relates.

9.                                      Remedies for Breach.  If Employee breaches Employee’s obligations not to disparage the Company, or if Employee breaches the provisions of any existing agreements with the Company pertaining to noncompetition, nonsolicitation of employees or customers or nondisclosure of confidential business information, then the Company will have the right to any available legal or equitable remedies. In the case of any legal proceedings between Employee and the Company, the prevailing party shall be entitled to recover his, her or its expenses of suit, including attorneys’ fees.  If, contrary to this Agreement, a lawsuit is filed by Employee against a Released Party for any purpose other than to determine the validity of this Agreement as applied to claims under the ADEA, or Employee breaches Employee’s obligations to maintain the confidentiality of the terms of this Agreement, then in addition to (and not instead of) any other remedies available for such breach, Employee will be obligated to reimburse the Company or other Released Party for litigation expenses and attorneys fees incurred in defending such suit if the Company or other Released Party substantially prevails.

10.                               Covenant Not To Sue.  Employee represents and warrants that Employee will not file any legal proceedings against any Released Party on the basis of any claims within the scope of the releases contained in this Agreement. Employee also agrees not to permit any other entity to instigate or cause any legal proceedings to be filed against a Released Party regarding any claims within the scope of such releases.  This covenant not to sue does not bar Employee from filing a charge with the EEOC or the California Department of Fair Employment and Housing.  However, in the event such charge is filed, Employee agrees that the agreements made by the Company pursuant to this Agreement are in full satisfaction of any damages asserted by, or on behalf of, Employee in such charge and that Employee will not be entitled to any monetary relief.

11.                               General.

a)                                      No provision of this Agreement may be modified, amended or revoked, except in writing, signed by Employee and an authorized officer of the Company.

b)                                     No waiver or failure to enforce any condition or provision of this Agreement will be deemed to be a continuing waiver of the same or any other provision of this Agreement.

c)                                      This Agreement constitutes the entire Agreement respecting Employee’s employment and termination of employment; provided, however, that Company and Employee agree that Employee’s Indemnification Agreement, which was effective August 1, 2007 (“Indemnification Agreement”), shall remain in full force and effect.  The separation payment provided for herein is in lieu of payments or benefits under any other plan, program, practice, agreement or arrangement.  This Agreement supersedes any and all other agreements, express or implied, between Employee and the Company.

d)                                     This Agreement shall be construed and enforced in accordance with the laws of California, without regard to its choice of law principles.

BY THE EMPLOYEE:	LECG, LLC:

/s/ Christopher J. Aitken	/s/ Tina Bussone
Christopher J. Aitken	Tina Bussone
Executive Vice President, Head of Human Resources & Operations

February 10, 2009	February 10, 2009
Date	Date